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                                                                    Exhibit 3.2
                             DELAWARE       PAGE 1
                           -----------
                         The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CANARGO ENERGY CORPORATION", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MARCH, A.D. 2004, AT 4:21 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.





2441886 8100        (SEAL)    /s/ Harriet Smith Windsor
                              -----------------------------------------
                              Harriet Smith Windsor, Secretary of State

                              AUTHENTICATION 3035919

040232333                                DATE: 04-06-04
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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CANARGO ENERGY CORPORATION

                        --------------------------------

     CanArgo Energy Corporation, a Delaware corporation, in order to amend its Certificate of Incorporation ("Certificate of Incorporation") hereby certifies pursuant to Section 242 of the General Corporation Law of the State of Delaware as follows:

     FIRST: On February 12, 2004, the Board of Directors of said Corporation has duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation and calling a meeting of stockholders for the consideration thereof:

RESOLVED, that Article Four of the Corporation's Certificate of Incorporation be, and it is hereby amended to read in its entirety as follows:

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred and five million (305,000,000), consisting of:

     (1) Five million (5,000,000) shares of Preferred Stock, par value ten cents ($0.10) (the "Preferred Stock"); and

     (2) Three hundred million (300,000,000) shares of Common Stock, par value ten cents ($0.10) per share (the "Common Stock").

(b) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series to the extent permitted by the Delaware General Corporation Law, as amended, from time to time.

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     SECOND: The proposed amendments were presented at a Special Meeting of
Stockholders of the Corporation which was duly convened on March 23, 2004 in Oslo, Norway, pursuant to written notice duly given as required by Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: As of February, 12, 2004, the official record date of the annual meeting of stockholders, there were outstanding 105,765,890 shares of Common Stock, entitled to one vote per share for an aggregate 105,765,890 votes entitled to be cast at the meeting. A majority of the votes entitled to be cast at the meeting constitutes a quorum for the transaction of business. An aggregate of 99,748,376 shares of Common Stock were represented at the special meeting of stockholders either in person or by proxy and accordingly a quorum was present, including 43,566,250 Broker Non-votes. The aforementioned, proposed amendment to the Certificate of Incorporation was voted upon, approved and adopted by shareholders casting votes at said meeting as follows:

                     FOR:                     55,324,646
                     AGAINST:                    763,184
                     ABSTAIN:                     94,296

     FOURTH: Said amendment was, accordingly, duly adopted by the votes of the holders of at least a majority of all the outstanding shares entitled to vote thereon at the meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware and Article 4 of the Corporation's Certificate of Incorporation, as amended.

     FIFTH: The capital of said Corporation shall not be reduced under or by reason of the said amendment.

     SIXTH: The foregoing amendment shall become effective on the date of the filing of this Certificate with the office of the Secretary of State of Delaware.



                                       2
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     IN WITNESS WHEREOF, the said Corporation has caused this Certificate of
Amendment to be signed and attested by its officers thereunto duly authorized under penalties of perjury this 30th day of March, 2004.


                                            ------------------------------------
                                            Dr David Robson

                                            Chairman and Chief Executive Officer

ATTEST:


-------------------------------
Liz Landles, Secretary


                                       3